INTERNATIONAL RECTIFIER CORPORATION

          EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT


          THIS OPTION AGREEMENT is between INTERNATIONAL
RECTIFIER CORPORATION, a Delaware corporation (the "Company"),
and                   (the "Optionee").  Pursuant to the
International Rectifier Corporation Stock Incentive Plan identified below (the "Plan"),* the Company grants a nonqualified stock option to purchase authorized but unissued or treasury shares of Common Stock, $1 par value, of the Company on the Terms and Conditions attached and in the Plan:

          PLAN*:                        ______________________

          GRANT DATE:                   __________

          NUMBER OF SHARES:             __________1

          EXERCISE PRICE PER SHARE:     $_________1

          VESTING SCHEDULE:             20% PER YEAR ON EACH OF
                                        THE FIRST FIVE
                                        ANNIVERSARIES DATES OF
                                        GRANT DATE2

          EXPIRATION DATE:              __________2
_______________________________

     1Subject to adjustment under Section 8 of the Plan and Sections 6 and 7 of the Terms and Conditions.

     2Subject to early termination if the Optionee ceases to be employed by the Company or a subsidiary or in certain other circumstances. See the Terms and Conditions and the Plan for exceptions and additional details regarding early termination of the Option.


INTERNATIONAL RECTIFIER CORPORATION     OPTIONEE
(a Delaware Corporation)

By: _______________________________     _________________________
                                             (Signature)


  Its: ____________________________
                                        _________________________
                                        Address

                                        _________________________
                                        (City, State, Zip Code)
_______________________________
     *Note: This form may be used with the Amended and Restated Stock Incentive Plan of 1992 ("1992 Plan") or the 1997 Employee Stock Incentive Plan ("1997 Plan").

                      TERMS AND CONDITIONS


             1. Exercisability of Option. The Option shall vest and become exercisable in installments of 20% of the aggregate number of shares set forth on the facing page (subject to adjustment). Subject to earlier termination of the Option as provided in this Agreement or the Plan, the first installment shall vest on the 1st anniversary of the Grant Date, and thereafter, installments of 20% of the shares shall vest on each of the 2nd, 3rd, 4th and 5th anniversaries of the Grant Date. The Option may be exercised only to the extent the Option is exercisable.

             - Cumulative Exercisability. To the extent the Optionee does not in any year purchase all the shares that the Optionee may then exercise, the Optionee has the right cumulatively thereafter to purchase any shares not so purchased until the Option terminates or expires.

             -    No Fractional Shares.  Fractional share
                  interests shall be disregarded, but may be cumulated.

             - Minimum Exercise. No fewer than 100 shares may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

             2. Method of Exercise of Option. To the extent exercisable, the Option may be exercised by the delivery to the Company of a written notice stating the number of shares to be purchased pursuant to the Option and accompanied by payment made in cash or by check payable to the order of the Company in the full amount of the purchase price of the shares and amounts required to satisfy applicable withholding taxes. Other payment methods may be permitted only if expressly authorized by the Administrator with respect to this option or all options under the Plan.

             3. Continuance of Employment Required. The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment and rights and benefits under this Agreement. Partial service, even if substantial, during any vesting period will not entitle the Optionee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service as provided in Section 4 below or under the Plan.

             4. Effect of Termination of Employment or Death; Change in Subsidiary Status. If the Optionee's employment by either the Company or any subsidiary terminates, the Option and all other rights and benefits under this Agreement terminate except that the Optionee may at any time within the following periods after termination exercise the Option to the extent the Option was exercisable at the date of termination of employment and has not otherwise expired.

-       permanent and total disability --- one year

- voluntary retirement with the consent of the Company or a subsidiary --- 30 days

- termination by the Company or a subsidiary other than pursuant to a Dismissal for Cause --- 30 days

- voluntary resignation (other than pursuant to a Dismissal for Cause (as defined below) or in anticipation of a Dismissal for Cause (as determined by the Committee)) ---
        30 days

-       death of Optionee --- one year

             5. Change in Subsidiary's Status; Leaves of Absence. If the Optionee is employed by an entity that ceases to be a subsidiary, this event is deemed for purposes of this Agreement to be a termination of the Optionee's employment by the Company other than a Dismissal for Cause. Absence from work caused by military service, authorized sick leave or other leave approved in writing by the Committee shall not be considered a termination of employment by the Company for purposes of Section 4.

             6. Adjustment and/or Termination of Option Under Certain Circumstances. In addition to adjustments contemplated by Section 8 of the Plan, upon the occurrence or in contemplation of an Event (as defined in Section 13 below), the Company may provide for the assumption, substitution, conversion, exchange, or other settlement and/or adjustment of the Option, whether exercisable or not, or may terminate the Option. If the Company terminates an Option, the Company shall make provision for a cash payment for the Option or shall provide for the assumption, conversion or substitution of other options or rights, in either case based on the distribution or consideration payable to holders of the Common Stock of the Company or the difference between the exercise price and the fair market value of the shares on the applicable measurement date in respect of the Event. In such circumstances, the Company may but is not required to make provision for the unexercisable portion of the Option.

             7. Possible Acceleration and Termination of Awards Upon Change in Control. Without limiting the generality of
Section 6 or the authority of the Administrator under the Plan, upon the occurrence of (or, as the circumstances may require, immediately prior to) a Change in Control, the Option will become immediately exercisable, unless prior to the Change in Control the Administrator determines that benefits under this or all Options will not accelerate upon occurrence of the Change in Control or determines that only certain or limited benefits under any or all Options will be accelerated and the extent to which they will be accelerated, and/or establishes a different time in respect of such Event for such acceleration. The Administrator may accord the Optionee a right to refuse any acceleration pursuant to this Agreement, in such circumstances as the Administrator may approve.

             If any Option has been fully accelerated as contemplated by this Section, but is not exercised prior to an Event (as defined in Section 13) involving a Change of Control approved by the Board, the Administrator acting prior to the Event may provide that the Option terminates, subject to any provision by the Administrator, in its sole discretion through a plan of reorganization approved by the Board or otherwise, for the survival, substitution, assumption, exchange or other reasonable settlement of the Option.

             8. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office, to the attention of the Corporate Secretary and to the Optionee at the address given beneath the Optionee's signature, or at such other address as either party may hereafter designate in writing to the other.

             9. Optionee not a Stockholder. Neither the Optionee nor any other person entitled to exercise the Option shall have any of the rights or privileges of a stockholder of the Company as to any shares of Common Stock not actually issued and delivered to Optionee prior to delivery of the exercise price and satisfaction of all other conditions precedent to the due exercise of the Option and delivery of shares.

             10. No Employment Commitment by Company. Nothing contained in this Agreement or the Plan constitutes an employment commitment by the Company, affects Optionee's status as an employee at will who is subject to termination without cause, confers upon Optionee any right to remain employed by the Company or any subsidiary, interferes in any way with the right of the Company or any subsidiary at any time to terminate such employment, or affects the right of the Company or any subsidiary to increase or decrease Optionee's other compensation.

             11. Effect of Award Agreement. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company except to the extent the Committee determines otherwise.

             12.  Choice of Law.  The constructive
interpretation, performance and enforcement of the Option and this Agreement shall be governed by the laws of the State of California.

             13. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

             "Change in Control" means any of the following:

             - Approval by the stockholders of the Company of the dissolution or liquidation of the Company;

             - Approval by the stockholders of the Company of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities that are not majority-owned subsidiaries of the Company, as a result of which 50% or less of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by former stockholders of the Company.

             - Approval by the stockholders of the Company of the sale or transfer of substantially all of the Company's business and/or assets to a person or entity that is not a subsidiary of the Company; or

             -    The occurrence of any of the following:

                  - any "person," alone or together with all "affiliates" and "associates" of such person, without the prior approval of the Board of Directors, becomes the "beneficial owner" of more than 50% of the outstanding voting securities of the Company (the terms "person", "affiliates", "associates" and "beneficial owner" are used as such terms are used in the Securities Exchange Act of 1934 and the General Rules and Regulations thereunder; provided, however, that a "Change in Control" shall not be deemed to have occurred if such "person" is the Company, any subsidiary of the Company or any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company, or any trust or other entity organized, established or holding shares of such voting securities by, for, or pursuant to the terms of any such plan, or any member of or entity or group affiliated with the Lidow family; or

                  -    individuals who at the beginning of any
                       period of two consecutive calendar years constitute a majority of the Board cease for any reason, during such period, to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new Board member was approved by a vote of at least two-thirds of the Board members then still in office who were Board members at the beginning of such period.

             "Dismissal for Cause" means the Company or a subsidiary has terminated Optionee's employment because of any of the following:

             - any act that has resulted in the Optionee's personal gain at the expense of the Company or any of its subsidiaries;

             -    Optionee's refusal to perform assigned duties;

             - Optionee's incompetence, insubordination, gross negligence, willful misconduct, breach of fiduciary duty, or conviction of a crime (other than minor traffic violations or similar offenses);

             - Optionee's violation of any policy or rule of the Company; or

             - Other conduct that results in a substantial detriment to the business or reputation of the Company or any of its subsidiaries.

Each case shall be determined by the Committee in its sole discretion, whether before or after the date of termination of employment.

             "Event" means a liquidation, dissolution, Change in Control, merger, consolidation, or other combination or reorganization, or a recapitalization, reclassification, extraordinary dividend or other distribution (including a split up or a spin off of the Company or any significant subsidiary), or a sale or other distribution of substantially all the assets of the Company as an entirety.

             14. Plan. The Option and all rights of Optionee thereunder are subject to, and the Optionee agrees to be bound by, all of the terms and conditions of the provisions of the Plan, including, but not limited to Section 8 (Adjustments and Settlement of Awards) and Section 12 (Legal Issues). The Optionee acknowledges receipt of a copy of the Plan, which is made a part hereof by this reference, and agrees to be bound by the terms thereof. Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any additional rights in the Optionee not expressly set forth above.